For Immediate Release

Contact: Tate Fite 7-495-737-5177 Chief Financial Officer tate.fite@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces 2006 Second Quarter Financial Data

 Receives Notice of Potential Delisting from Nasdaq Due to Delay in Filing Quarterly Report with SEC

117.2% Q2 Revenue Increase

New York, NY – August 29, 2006 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced results of operations for the three and six months ended June 30, 2006. The Company is still in the process of reviewing certain aspects of its accounting for deferred income taxes and expects to complete this evaluation process within a few days.

The Company has released certain unaudited financial data for the three month and six-month periods ended June 30, 2006, as presented in the accompanying financial data schedule:

For the three months ended June 30, 2006, the Company recorded total revenues of $5,216,000 from which it recognized gross margin of $1,186,000, or 22.7% of revenues.  In the second quarter of 2005, the Company recorded total revenues of $2,401,000, from which it recognized gross margin of $777,000, or 32.4% of revenues. For the six months ended June 30, 2006, the Company recorded total revenues of $9,325,000 from which it recognized gross margin of $2,437,000, or 26.1% of revenues.  For the first six months of 2005, the Company had recorded total revenues of $4,632,000, from which it recognized gross margin of $1,520,000, or 32.8% of revenues. This progress is the direct result of accelerated expansion of the Company’s hybrid fiber coaxial network in Moscow, Russia, and of aggressive sales and marketing efforts, which have resulted in increased subscriber levels, particularly for pay television and Internet access services. The following table presents network and subscriber base growth through June 30, 2006:

	June 30,	December 31,	June 30,	Year-to-date	One-year
	2006	2005	2005	Change	Change

Homes Passed	531,274	325,954	225,631	63.0%	135.5%
Active Subscribers
Terrestrial television	112,840	85,994	72,495	31.2%	55.7%
Cable television	30,450	15,618	6,405	95.0%	375.4%
Internet	56,264	34,600	21,104	62.6%	166.6%

Penetration levels
Terrestrial television	21.2%	26.4%	32.1%
Cable television	5.7%	4.8%	2.8%
Internet	10.6%	10.6%	9.4%

Moscow CableCom Corp
Financial Data Schedule

(amounts in thousands)

(Unaudited)	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Sales and revenues
Subscription fees, connection fees and equipment sales	$5,162	$2,349	$9,215	$4,538
Other	54	52	110	94

Total revenue	5,216	2,401	9,325	4,632

Cost of sales
Services from related party	1,093	432	2,031	803
Salaries and benefits	982	298	1,734	573
Depreciation and amortization	1,275	428	2,060	842
Other	680	466	1,063	894

Total cost of sales	4,030	1,624	6,888	3,112

Gross margin	1,186	777	2,437	1,520

Operating expenses
Salaries and benefits	3,134	1,421	5,575	2,724
Depreciation	185	109	416	209
General and administrative	2,377	1,459	4,090	2,488

Total operating expenses	5,696	2,989	10,081	5,421

Loss from operations	(4,510)	(2,212)	(7,644)	(3,901)

Equity in losses of Institute for Automated Systems	(73)	(86)	(204)	(143)
Investment income and other income	191	342	316	591
Interest expense	(948)	(654)	(1,557)	(1,233)
Foreign currency gain (loss)	989	(72)	2,346	(75)

Loss before income taxes	(4,351)	(2,682)	(6,743)	(4,761)

The increases in revenue were realized through increased subscriber numbers for the Company’s Internet and pay TV services; a direct result of growth experienced by AKADO, Moscow CableCom’s wholly-owned operating company in Moscow, Russia. As of June 30, 2006, AKADO had 56,264 active subscribers for its Internet access services; a 62.6% increase year-to-date, and a 166.6% increase year-over-year. The number of active subscribers for AKADO’s pay television services increased to 30,450, which is a year-to-date increase of 95.0%, and year-over-year growth of 375.4%.  The increases in subscribers spanned throughout AKADO’s growing hybrid fiber-coaxial network in Moscow, which has been expanded by 63.0% year-to-date and reaches 135.5% more homes than a year earlier, to reach 531,274 homes and businesses as of June 30, 2006.

Mikhail Smirnov, the Company’s Chief Executive Officer stated, “During our second quarter, we successfully demonstrated our ability to grow our homes passed network at an accelerated rate. During the quarter, we increased our reach within Moscow by 33.2% from March 2006 levels by growing at a rate of over 50,000 new homes a month in the last two months of the quarter- a rate we have managed to continue into July.  Our active Internet subscriber base grew by 21.1% during the quarter, compared to 10.35% growth from a smaller base in the second quarter of

2005. We have been able to successfully deploy the resources provided by the $10 million of additional proceeds from the Renova Media term loan and we began to use the proceeds from our $20 million private equity placement in May to finance this expansion.  These proceeds, combined with our aggressive marketing efforts, continue to produce strong subscriber growth.”

The Company also announced that on August 23, 2006, it had received a Nasdaq Staff Determination letter indicating that, as a result of the delay in filing the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, the Company was no longer in compliance with the continued listing requirements as set forth in Marketplace Rule 4310(c)(14), and that its common stock is, therefore, subject to potential delisting from The Nasdaq Stock Market.  If the Company is unable to cure this noncompliance through the filing of its Form 10-Q by the end of the day August 30, 2006, it expects to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination.

About Moscow CableCom

Moscow CableCom Corp (NASDAQ: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed data network in Moscow.  At present, no other company in Moscow is providing a full range of residential broadband services. For more information on Moscow CableCom Corp. and AKADO, visit:  www.moscowcablecom.com and www.akado.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may contain words such as “expects,” “anticipates,” “plans,” believes,” “projects” and words of similar meaning. These statements relate to our future business and financial performance, including AKADO's development, its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and its ability to raise funds for AKADO's development. These statements are based on management's best assessment of Moscow CableCom's and AKADO's strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties. The actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, including lack of operating history of AKADO, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Annual Report on Form 10-K for the year ended December 31, 2005 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.